Obtaining Control of Credit Suisse
Multialternative Strategy Fund A

 As of April 30, 2016, Charles Schwab and BB&T
Securities owned less than 25% of the Fund.  TD
Ameritrade owned 31,292 shares of the Fund, which represented 34.56% of the outstanding shares. As of October 31, 2016 TD Ameritrade owned 50,915 shares of the Fund, which represented 39.80% of the Fund, and Charles
Schwab owned 28,836 shares of the Fund, which represented 22.54% of the outstanding shares.
Accordingly, Shareholder has continued to be a controlling person of the Fund.


Obtaining Control of Credit Suisse
Multialternative Strategy Fund C

As of April 30, 2016 Pershing owned less than 25%
of the Fund. Merchant Holdings owned 5,280 shares of the Fund, which represented 54.75% of the outstanding shares and Brown Brothers
Harriman owned 4,365 shares of the Fund, which represented 45.25% of the outstanding shares. As of October 31, 2016, Merchant ("Shareholder") owned
5,280 shares of the Fund, which represented 54.75% of the outstanding shares and Brown Brothers
Harriman owned 4,365 shares of the Fund which represent 45.25% of the Fund. Accordingly, Shareholder has continued to be a controlling person of the Fund.

Obtaining Control of Credit Suisse
Multialternative Strategy Fund I

As of April 30, 2016, Merchant Holdings owned
less than 25% of the Fund.   National Financial
Services Corp owned 3,904,465 shares of the Fund,
which represented 36.35% and TD Ameritrade Inc.
owned 5,057,549, which represented 47.08% of the
outstanding shares.   As of October 31, 2016
National Financial Services Corp owned 3,906,770 shares of the Fund, which represented 35.31% and TD Ameritrade owned 5,327,067 shares of the Fund, which represented 48.15% of the Fund.
Accordingly, Shareholder has continued to be a controlling person of the Fund.